Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aflac Incorporated:

We consent to the use of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules II, III, and IV (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

September 7, 2018